Exhibit 10.1

INTRA–COMPANY CORRESPONDENCE

TO:	Split Dollar Participant

DATE:	August 31, 2005

SUBJECT:	Split Dollar Life Insurance Program Transition

Please be advised that the transition of the Emerson Split Dollar Life Insurance Program is effective as of August 31, 2005.

Recent Internal Revenue Services (IRS) regulations and Sarbanes Oxley legislation have impacted the effectiveness of such programs, which resulted in Emerson’s withdrawal of premiums. It has been determined that the Company would not offer the split dollar program in the future, but that the Company will provide a transition option for existing program participants.

Each participant has two options:

1.	Terminate the policy and take any cash value remaining in the policy; or

2.	Participate in the transition plan by retaining the policy, in which case the Company will make a premium payment as long as the participant remains an employee of Emerson.

Under either option above, the Split Dollar agreement is being terminated. If the participant chooses option 2 above, the Company will commence payment of the life insurance premium in September 2005, and this amount will also be reflected in the participant’s September paycheck.

If you have any questions, please call.